Exhibit 99.1

Gevo, Inc. Announces Pricing of Public Offering of Common Stock and Warrants

ENGLEWOOD, Colo., Dec 11, 2013 (GLOBE NEWSWIRE via COMTEX) —

Gevo, Inc. (Nasdaq:GEVO), a leading renewable chemicals and next-generation biofuels company, announced today that it has priced its underwritten public offering of common stock units.

Gevo announced that it has agreed to sell 18,525,000 common stock units. Each common stock unit consists of one share of common stock and a warrant to purchase one share of common stock, at a public offering price of $1.35 per common stock unit. Gevo has granted the underwriter a 30-day option to purchase up to an additional 2,778,750 shares of common stock and/or warrants to purchase up to 2,778,750 shares of common stock to cover over-allotments, if any. Each warrant included in a common stock unit will have an exercise price of $1.85 per share, will be exercisable from the date of original issuance and will expire on December 16, 2018. The shares of common stock and the warrants will be immediately separable and will be issued separately. The gross proceeds to Gevo from this offering are expected to be approximately $25 million, not including any future proceeds from the exercise of the warrants.

Certain of Gevo’s directors and officers have expressed an interest in participating in the public offering of common stock units.

Gevo currently intends to use the net proceeds from the offering, excluding any future proceeds from the exercise of the warrants, to ramp up startup production and sales at its Luverne, Minn. plant. Gevo also intends to use a portion of the net proceeds from the offering to repay $5.1 million in its outstanding long-term debt obligations under its loan agreement, and may also use a portion of the net proceeds from the offering to fund working capital and for other general corporate purposes, which may include paying down additional long-term debt obligations.

In connection with the offering, Piper Jaffray & Co. is acting as sole manager.

Gevo also announced today that it has decided not to pursue its previously announced public offering of senior note units.

The offering of common stock units was made pursuant to Gevo’s shelf registration statement filed with the Securities and Exchange Commission (SEC) and declared effective, and is expected to close on or about December 16, 2013, subject to customary closing conditions. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

A preliminary prospectus supplement describing the terms of the offering has been filed with the SEC and a final prospectus supplement will be filed with the SEC. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, via telephone at 800-747-3924 or email at prospectus@pjc.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC’s website at http://www.sec.gov.

About Gevo

Gevo is a leading renewable chemicals and next-generation biofuels company. Gevo’s patent-protected, capital-light business model converts existing ethanol plants into bio-refineries to make isobutanol. This versatile chemical can be directly integrated into existing chemical and fuel products to deliver environmental and economic benefits. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the completion, timing and size of the proposed public offering, Gevo’s anticipated proceeds from the offering, and its use of those proceeds and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Actual events or results may differ materially from those projected in any of such statements due to various factors, including market risks and uncertainties and the satisfaction of customary closing conditions for offerings of securities. For a further discussion of these risks and uncertainties, as well as risks relating the business of Gevo generally, please refer to Gevo’s Annual Report on Form 10-K for the year ended December 31, 2012, as amended, as well as Gevo’s subsequent filings with the SEC. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

CONTACT: Media Contact:

Robin Peak

Gevo, Inc.

T: (720) 267-8632

rpeak@gevo.com

Investor Contact:

Mike Willis

Gevo, Inc.

T: (720) 267-8636

mwillis@gevo.com